As filed with the Securities and Exchange Commission on March 7, 2024.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sterling Check Corp.
(Exact name of registrant as specified in its charter)

Delaware	37-1784336
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6150 Oak Tree Boulevard
Suite 490 Independence, Ohio (Address of Principal Executive Offices)	44131 (Zip Code)

Sterling Check Corp. 2021 Omnibus Incentive Plan
Sterling Check Corp. Employee Stock Purchase Plan
(Full title of the plan)

Joshua Peirez
Chief Executive Officer
Sterling Check Corp.

6150 Oak Tree Boulevard
Suite 490
Independence, Ohio 44131
1 (800) 853-3228
(Name and address of agent for service)

1 (800) 853-3228
(Telephone number, including area code, of agent for service)

With copies to:

Daniel J. Bursky, Esq.
Andrew B. Barkan, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
(212) 859-8000

and

Steven L. Barnett
Executive Vice President, Secretary
and Chief Legal & Risk Officer
6150 Oak Tree Boulevard
Suite 490
Independence, Ohio 44131
1 (800) 853-3228

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 with respect to the 2021 Omnibus Plan and the Sterling Check Corp. Employee Stock Purchase Plan (Registration No. 333-259722), filed with the Securities and Exchange Commission (the “Commission”) on September 22, 2021, including the information contained therein, is hereby incorporated by reference in this Registration Statement, except that the information contained in Part II of such earlier registration statement is modified as set forth in this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Sterling Check Corp. 2021 Omnibus Incentive Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
(b)
The description of the Registrant’s common stock, which is registered under Section 12 of the Exchange Act, contained in the Registration Statement on Form 8-A filed with the Commission on September 22, 2021, which incorporates by reference the description of the common stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (No. 333-259113) filed with the Commission on September 13, 2021, as amended, including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees, and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding (or a committee of such directors designated by majority vote of such directors), even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.
The right to indemnification conferred by the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, or otherwise.
In addition, the Registrant has entered into indemnification agreements with each of its directors and certain of its officers, a form of which was filed as an exhibit to the Registrant’s registration statement on Form S-1 (Registration No. 333-259113) filed with the Commission on August 27, 2021. These agreements require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.
The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of Sterling Check Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 27, 2021)

4.2	Amended and Restated Bylaws of Sterling Check Corp. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 27, 2021)

4.3
Sterling Check Corp. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-259113) filed with the Commission on September 13, 2021)

4.4	Sterling Check Corp. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Commission on August 8, 2023).

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Independence, Ohio, on the 7th day of March 2024.

Sterling Check Corp.

By:	/s/ Joshua Peirez
Name: Joshua Peirez
Title: Chief Executive Officer & Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of Sterling Check Corp. hereby constitute and appoint Joshua Peirez and Steven L. Barnett and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post effective amendments to the Registration Statement, with all exhibits thereto, and all other documents in connection therewith to be filed with the SEC, granting unto said attorneys–in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.
Pursuant to the requirements of the Securities Act, this Registration Statement and power of attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joshua Peirez	Chief Executive Officer & Director (principal executive officer)	March 7, 2024
Joshua Peirez

/s/ Theresa Strong	Interim Chief Financial Officer and Chief Accounting Officer (principal financial and accounting officer)	March 7, 2024
Theresa Strong

/s/ Michael Grebe	Chairman of the Board of Directors and Director	March 7, 2024
Michael Grebe

/s/ Mark Jennings	Director	March 7, 2024
Mark Jennings

/s/ Kristin Johnsen	Director	March 7, 2024
Kristin Johnsen

/s/ Adrian Jones	Director	March 7, 2024
Adrian Jones
/s/ Mohit Kapoor	Director	March 7, 2024
Mohit Kapoor
/s/ Jill Larsen	Director	March 7, 2024
Jill Larsen
/s/ Jagtar Narula	Director	March 7, 2024
Jagtar Narula
/s/ L. Frederick Sutherland	Director	March 7, 2024
L. Frederick Sutherland
/s/ Bertrand Villon	Director	March 7, 2024
Bertrand Villon